UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2022

The Timken Company

(Exact Name of Registrant as Specified in Charter)

Ohio	1-1169	34-0577130
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

	4500 Mt. Pleasant St. NW	44720
	North Canton, Ohio	(Zip Code)
(Address of Principal
Executive Offices)

(234) 262-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares, without par value	TKR	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 5, 2022, The Timken Company (the “Company”) entered into a Fifth Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. and KeyBank National Association, as Co-Administrative Agents, KeyBank National Association, as Paying Agent, L/C Issuer and Swing Line Lender, and the other lenders from time to time party thereto (collectively, the “Lenders”). The Credit Agreement amends and restates the Company’s previous revolving credit agreement, dated as of June 25, 2019 (the “Existing Revolving Credit Agreement”), and the proceeds thereof will be used (i) to refinance the Existing Revolving Credit Agreement, (ii) to repay in full all obligations outstanding under that certain Credit Agreement, dated as of September 11, 2018, among the Company, the lenders from time to time party thereto and KeyBank National Association, as administrative agent, consisting of $312,812,500 in outstanding principal plus accrued and unpaid interest thereon, which was originally set to mature on September 11, 2023, and (iii) for general corporate purposes.

The Credit Agreement provides for a $400 million unsecured term loan facility and a $750 million unsecured revolving credit facility. The term loan facility and revolving credit facility each mature on December 5, 2027. The interest rate applicable to the loans under the Credit Agreement is based on grid pricing determined by the Company’s debt rating. In addition, the Company will pay a facility fee based on its debt rating times the aggregate revolving credit commitments of all of the Lenders. The Credit Agreement is not secured by assets of the Company or any of its subsidiaries.

The Credit Agreement contains certain customary representations, warranties and covenants, including financial covenants that require the Company to maintain a consolidated leverage ratio and a consolidated interest coverage ratio in accordance with the limits set forth therein.

The Credit Agreement is subject to customary events of default. If any event of default occurs and is continuing, the lenders may instruct the administrative agent to accelerate amounts due under the Credit Agreement (except for a bankruptcy event of default, in which case such amounts will automatically become due and payable) and exercise other rights and remedies.

A copy of the Credit Agreement is filed as Exhibit 10.1 hereto. The foregoing description of the Credit Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Credit Agreement, which is incorporated by reference herein.

The lenders and the agents (and each of their respective subsidiaries or affiliates) of the Credit Agreement have in the past provided, and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, trust, leasing services, foreign exchange and other advisory services to, or engage in transactions with, the Company and its subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries or affiliates, for such services.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

    (d) Exhibits.

Exhibit
Number	Description
10.1	Fifth Amended and Restated Credit Agreement, dated as of December 5, 2022, among The Timken Company, Bank of America, N.A. and KeyBank National Association, as Co-Administrative Agents, and the Lenders Party thereto.[1]
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

1 Portions of this exhibit have been omitted, which portions will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TIMKEN COMPANY

December 6, 2022	By /s/ Philip D. Fracassa
Philip D. Fracassa
Executive Vice President and Chief
Financial Officer